EX-99.d.2

Delaware Management Company

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

April 24, 2023

Ivy Variable Insurance Portfolios

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

Re:	Expense Limitations

To whom it may concern:

By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Ivy Variable Insurance Portfolios set forth below (each a “Portfolio”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which a Portfolio’s total annual portfolio operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from May 1, 2023 through April 30, 2024. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Portfolios’ Board of Trustees and the Manager.

Portfolio	Expense Cap
Delaware Ivy VIP Asset Strategy	0.62%
Delaware Ivy VIP Balanced	0.81%
Delaware Ivy VIP Core Equity	0.70%
Delaware Ivy VIP Global Growth	0.88%
Delaware VIP Global Value Equity	0.79%
Delaware Ivy VIP International Core Equity	0.92%
Delaware Ivy VIP Limited-Term Bond	0.56%
Delaware Ivy VIP Mid Cap Growth	0.85%
Delaware VIP Real Estate Securities	0.96%
Delaware Ivy VIP Small Cap Growth	0.89%
Delaware Ivy VIP Value	0.76%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Portfolio expenses at any time in the future.

Delaware Management Company, a series of

Macquarie Investment Management Business Trust

By:	/s/ Richard Salus
Name: Richard Salus
Title: Senior Vice President